Filed pursuant to Rule 424(b)(3)

Registration No. 333-201908

PROSPECTUS SUPPLEMENT NO. 6

To Prospectus dated April 14, 2016

102,781,654 SHARES OF COMMON STOCK

_______________________

This prospectus supplement supplements the prospectus dated April 14, 2016, relating to the offering and resale by the selling stockholders of up to 102,781,654 shares of our common stock. We will not receive any proceeds from the sale of these shares by the selling stockholders.

This prospectus supplement incorporates into our prospectus the information contained in the attached Current Report on Form 8-K, which was filed with the Securities and Exchange Commission on August 26, 2016.

You should read this prospectus supplement in conjunction with the prospectus, including any supplements and amendments thereto. This prospectus supplement is qualified by reference to the prospectus except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any supplements and amendments thereto.

Our common stock is traded on the OTCQB under the symbol “ILIU”. On August 25, 2016, the closing sale price of our common stock on the OTCQB was $0.202 per share.

_______________________

AN INVESTMENT IN OUR COMMON STOCK INVOLVES RISKS. SEE THE

SECTION ENTITLED “RISK FACTORS” BEGINNING ON PAGE 4 OF THE PROSPECTUS.

_______________________

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

_______________________

The date of this prospectus supplement is August 26, 2016

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  August 25, 2016

Interleukin Genetics, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-32715	94-3123681
(Commission File Number)	(IRS Employer Identification No.)

135 Beaver Street Waltham, MA	02452
(Address of Principal Executive Offices)	(Zip Code)

(781) 398-0700

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

Venture Loan and Security Agreement

On December 23, 2014, Interleukin Genetics, Inc. (“Interleukin” or, the “Company”) entered into a venture loan and security agreement (the “Loan Agreement”) with Horizon Technology Finance Corporation (the “Lender”) under which the Company has borrowed $5.0 million (the “Loan”). The disclosure set forth in Item 1.01 of the Form 8-K filed by the Company on December 23, 2014 (File No.001-32715) under the title “Venture Loan and Security Agreement” is incorporated herein by reference.

Pursuant to the terms of the Loan Agreement, the Company had agreed to repay the Loan in forty-five (45) monthly payments consisting of fifteen (15) monthly payments of interest only (February 1, 2015 through and including April 1, 2016) followed by thirty (30) equal monthly payments of principal and interest (commencing May 1, 2016) (the “Payment Terms”). On August 25, 2016, the Company and the Lender entered into the First Amendment of Venture Loan and Security Agreement and an Amended and Restated Secured Promissory Note (collectively referred to herein as the “Loan Amendment”), pursuant to which the Payment Terms have been amended as follows (the “Amended Payment Terms”):

•	For each month commencing August 1, 2016 through and including December 1, 2016, Lender has agreed to defer two-thirds (2/3) of the principal that otherwise would be payable by the Company;

•	Provided that certain revenue and gross margin milestones are met, for each month commencing January 1, 2017 through and including March 1, 2017, Lender has agreed to defer one-half (1/2) of the principal that otherwise would be payable by the Company (the “Second Deferral”); and

•	Provided that certain revenue, gross margin and financing milestones are met, for each month commencing April 1, 2017 through and including July 1, 2017, Lender has agreed to defer thirty percent (30%) of the principal that otherwise would be payable by the Company (the “Third Deferral”).

Under the terms of the Loan Amendment, in consideration for the Amended Payment Terms: (i) the Company paid Lender an amendment fee of $25,000 and reimbursed Lender’s legal expenses in the amount of $5,000, (ii) the Company has granted the Lender a first priority security interest in substantially all of its assets, including its intellectual property, and (iii) the interest rate of the Loan has been increased from 9.00% per annum to 11.00% plus the amount by which the one month LIBOR Rate exceeds 0.50%.

In connection with the Loan Amendment, the Company also issued to the Lender a warrant to purchase shares of the Company’s Common Stock at an exercise price of $0.0994 per share (the “Lender Warrant”). The Lender Warrant has a term of ten (10) years and is initially exercisable for up to 5,169,577 shares. If the milestones required to trigger the Second Deferral are achieved, the Lender Warrant will automatically become exercisable for up to 8,104,185 shares of Common Stock, and if the milestones required to trigger the Third Deferral are achieved, the Lender Warrant will automatically become exercisable for up to 10,060,362 shares of Common Stock.

Copies of the Lender Warrant and the First Amendment of Venture Loan and Security Agreement are filed herewith as Exhibits 4.1 and 10.1, respectively, to this Report and are incorporated herein by reference. The foregoing description does not purport to be complete and is qualified in its entirety by reference to such Exhibits. The Company intends to seek confidential treatment of certain terms of the Amended and Restated Secured Promissory Note, which will be filed as an Exhibit to the Company Quarterly Report on Form 10-Q for the quarter ended September 30, 2016.

Item 3.02.	Unregistered Sales of Equity Securities

The disclosure set forth above in Item 1.01 is hereby incorporated by reference into this Item 3.02. The Lender Warrant was issued in a transaction exempt from registration under the Securities Act of 1933, in reliance on Section 4(2) thereof.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

4.1	Form of Lender Warrant.

10.1	First Amendment of Venture Loan and Security Agreement, dated August 25, 2016, by and among Interleukin Genetics, Inc. and Horizon Credit II LLC, as assignee of Horizon Technology Finance Corporation.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERLEUKIN GENETICS, INC.

Date: August 26, 2016	/s/ Mark B. Carbeau
Mark B. Carbeau
Chief Executive Officer

Exhibit 4.1

THIS WARRANT HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED OR ANY STATE SECURITIES LAWS. NO SALE OR DISPOSITION MAY BE EFFECTED WITHOUT (i) EFFECTIVE REGISTRATION STATEMENTS RELATED THERETO, (ii) AN OPINION OF COUNSEL OR OTHER EVIDENCE, REASONABLY SATISFACTORY TO THE COMPANY, THAT SUCH REGISTRATIONS ARE NOT REQUIRED, (iii) RECEIPT OF NO-ACTION LETTERS FROM THE APPROPRIATE GOVERNMENTAL AUTHORITIES, OR (iv) OTHERWISE COMPLYING WITH THE PROVISIONS OF SECTION 7 OF THIS WARRANT.

INTERLEUKIN GENETICS, INC.

WARRANT TO PURCHASE SHARES

OF COMMON STOCK

THIS CERTIFIES THAT, for value received, HORIZON CREDIT II LLC and its assignees are entitled to subscribe for and purchase that number of the fully paid and nonassessable shares of Common Stock as is determined pursuant to the next paragraph hereof (as adjusted pursuant to Section 4 hereof, the “Shares”) of INTERLEUKIN GENETICS, INC., a Delaware corporation (the “Company”), at the price of $0.0994 per share (such price and such other price as shall result, from time to time, from the adjustments specified in Section 4 hereof is herein referred to as the “Warrant Price”), subject to the provisions and upon the terms and conditions hereinafter set forth. As used herein, (a) the term “Date of Grant” shall mean August 1, 2016, and (b) the term “Other Warrants” shall mean any other warrants issued by the Company in connection with the transaction with respect to which this Warrant was issued, and any warrant issued upon transfer or partial exercise of or in lieu of this Warrant. The term “Warrant” as used herein shall be deemed to include Other Warrants unless the context clearly requires otherwise.

The number of shares for which this Warrant is exercisable shall be the nearest whole number determined by dividing the applicable Warrant Coverage Amount by the Warrant Price. As used herein, the term “Warrant Coverage Amount” shall initially mean Five Hundred Thirteen Thousand Eight Hundred Fifty-Six Dollars ($513,856), provided, however, that if (a) the Company satisfies the One-Half Principal Payment Milestones (as defined in that certain Amended and Restated Secured Promissory Note (Loan A) dated as of the date hereof), then the Warrant Coverage Amount shall become Eight Hundred Five Thousand Five Hundred Fifty-Six Dollars ($805,556), and (b) if the Company satisfies the Seventy Percent Principal Payment Milestones (as defined in that certain Amended and Restated Secured Promissory Note (Loan A) dated as of the date hereof), then the applicable Warrant Coverage Amount shall become One Million Dollars ($1,000,000).

1.           Term. The purchase right represented by this Warrant is exercisable, in whole or in part, at any time and from time to time from the Date of Grant through ten (10) years after the Date of Grant (the “Term”).

2.           Method of Exercise; Payment; Issuance of New Warrant. Subject to Section 1 hereof, the purchase right represented by this Warrant may be exercised by the holder hereof, in whole or in part and from time to time, at the election of the holder hereof, by (a) the surrender of this Warrant (with the notice of exercise substantially in the form attached hereto as Exhibit A-1 duly completed and executed) at the principal office of the Company and by the payment to the Company, by certified or bank check, or by wire transfer to an account designated by the Company (a “Wire Transfer”) of an amount equal to the then applicable Warrant Price multiplied by the number of Shares then being purchased; (b) if in connection with a registered public offering of the Company’s securities, the surrender of this Warrant (with the notice of exercise form attached hereto as Exhibit A-2 duly completed and executed) at the principal office of the Company together with notice of arrangements reasonably satisfactory to the Company for payment to the Company either by certified or bank check or by Wire Transfer from the proceeds of the sale of shares to be sold by the holder in such public offering of an amount equal to the then applicable Warrant Price per share multiplied by the number of Shares then being purchased; or (c) exercise of the “net issuance” right provided for in Section 10.2 hereof. The person or persons in whose name(s) any certificate(s) representing the Shares shall be issuable upon exercise of this Warrant shall be deemed to have become the holder(s) of record of, and shall be treated for all purposes as the record holder(s) of, the shares represented thereby (and such shares shall be deemed to have been issued) immediately prior to the close of business on the date or dates upon which this Warrant is exercised. In the event of any exercise of the rights represented by this Warrant, certificates for the shares of stock so purchased shall be delivered to the holder hereof as soon as possible and in any event within thirty (30) days after such exercise and, unless this Warrant has been fully exercised or expired, a new Warrant representing the portion of the Shares, if any, with respect to which this Warrant shall not then have been exercised shall also be issued to the holder hereof as soon as possible and in any event within such thirty-day period; provided, however, at such time as the Company is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, if requested by the holder of this Warrant, the Company shall cause its transfer agent to deliver the certificate representing Shares issued upon exercise of this Warrant to a broker or other person (as directed by the holder exercising this Warrant) within the time period required to settle any trade made by the holder after exercise of this Warrant.

3.           Stock Fully Paid; Reservation of Shares. All Shares that may be issued upon the exercise of the rights represented by this Warrant will, upon issuance pursuant to the terms and conditions herein, be fully paid and nonassessable, and free from all preemptive rights and taxes, liens and charges with respect to the issue thereof. During the period within which the rights represented by this Warrant may be exercised, the Company will at all times have authorized, and reserved for the purpose of the issue upon exercise of the purchase rights evidenced by this Warrant, a sufficient number of shares of its Common Stock to provide for the exercise of the rights represented by this Warrant.

4.           Adjustment of Warrant Price and Number of Shares. The number and kind of securities purchasable upon the exercise of this Warrant and the Warrant Price shall be subject to adjustment from time to time upon the occurrence of certain events, as follows:

(a)         Reclassification or Merger. In case of any reclassification or change of securities of the class issuable upon exercise of this Warrant (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination), or in case of any merger of the Company with or into another corporation (other than a merger with another corporation in which the Company is the acquiring and the surviving corporation and which does not result in any reclassification or change of outstanding securities issuable upon exercise of this Warrant), or in case of any sale of all or substantially all of the assets of the Company, the Company, or such successor or purchasing corporation, as the case may be, shall duly execute and deliver to the holder of this Warrant a new Warrant (in form and substance satisfactory to the holder of this Warrant), so that the holder of this Warrant shall have the right to receive upon exercise of this Warrant, at a total purchase price not to exceed that payable upon the exercise of the unexercised portion of this Warrant, and in lieu of the shares of Common Stock theretofore issuable upon exercise of this Warrant, (i) the kind and amount of shares of stock, other securities, money and property receivable upon such reclassification, change, merger or sale by a holder of the number of shares of Common Stock then purchasable under this Warrant, or (ii) in the case of such a merger or sale in which the consideration paid consists all or in part of assets other than securities of the successor or purchasing corporation, at the option of the holder of this Warrant, the securities of the successor or purchasing corporation having a value at the time of the transaction equivalent to the value of the Common Stock purchasable upon exercise of this Warrant at the time of the transaction. Any new Warrant shall provide for adjustments that shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 4. The provisions of this Section 4(a) shall similarly apply to successive reclassifications, changes, mergers and sales.

(b)         Subdivision or Combination of Shares. If the Company at any time while this Warrant remains outstanding and unexpired shall subdivide or combine its outstanding shares of Common Stock, the Warrant Price shall be proportionately decreased and the number of Shares issuable hereunder shall be proportionately increased in the case of a subdivision and the Warrant Price shall be proportionately increased and the number of Shares issuable hereunder shall be proportionately decreased in the case of a combination.

(c)         Stock Dividends and Other Distributions. If the Company at any time while this Warrant is outstanding and unexpired shall (i) pay a dividend with respect to its Common Stock payable in Common Stock, then the Warrant Price shall be adjusted, from and after the date of determination of shareholders entitled to receive such dividend or distribution, to that price determined by multiplying the Warrant Price in effect immediately prior to such date of determination by a fraction (A) the numerator of which shall be the total number of shares of Common Stock outstanding immediately prior to such dividend or distribution, and (B) the denominator of which shall be the total number of shares of Common Stock outstanding immediately after such dividend or distribution; or (ii) make any other distribution with respect to Common Stock (except any distribution specifically provided for in Sections 4(a) and 4(b)), then, in each such case, provision shall be made by the Company such that the holder of this Warrant shall receive upon exercise of this Warrant a proportionate share of any such dividend or distribution as though it were the holder of the Shares as of the record date fixed for the determination of the shareholders of the Company entitled to receive such dividend or distribution.

(d)         Adjustment of Number of Shares. Upon each adjustment in the Warrant Price, the number of Shares purchasable hereunder shall be adjusted, to the nearest whole share, to the product obtained by multiplying the number of Shares purchasable immediately prior to such adjustment in the Warrant Price by a fraction, the numerator of which shall be the Warrant Price immediately prior to such adjustment and the denominator of which shall be the Warrant Price immediately thereafter.

5.           Notice of Adjustments. Whenever the Warrant Price or the number of Shares purchasable hereunder shall be adjusted pursuant to Section 4 hereof, the Company shall make a certificate signed by its chief financial officer setting forth, in reasonable detail, the event requiring the adjustment, the amount of the adjustment, the method by which such adjustment was calculated, and the Warrant Price and the number of Shares purchasable hereunder after giving effect to such adjustment, and shall cause copies of such certificate to be mailed (without regard to Section 13 hereof, by first class mail, postage prepaid) to the holder of this Warrant.

6.           Fractional Shares. No fractional shares of Common Stock will be issued in connection with any exercise hereunder, but in lieu of such fractional shares the Company shall make a cash payment therefor based on the fair market value of the Common Stock on the date of exercise as reasonably determined in good faith by the Company’s Board of Directors.

7.           Compliance with Securities Act; Disposition of Warrant or Shares of Common Stock.

(a)         Compliance with Securities Act. The holder of this Warrant, by acceptance hereof, agrees that this Warrant, and the Shares to be issued upon exercise hereof are being acquired for investment and that such holder will not offer, sell or otherwise dispose of this Warrant, or any Shares except under circumstances which will not result in a violation of the Securities Act of 1933, as amended (the “Act”) or any applicable state securities laws. Upon exercise of this Warrant, unless the Shares being acquired are registered under the Act and any applicable state securities laws or an exemption from such registration is available, the holder hereof shall confirm in writing that the Shares so purchased are being acquired for investment and not with a view toward distribution or resale in violation of the Act and shall confirm such other matters related thereto as may be reasonably requested by the Company. This Warrant and all Shares issued upon exercise of this Warrant (unless registered under the Act and any applicable state securities laws) shall be stamped or imprinted with a legend in substantially the following form:

“THE SECURITIES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. NO SALE OR DISPOSITION MAY BE EFFECTED WITHOUT (i) EFFECTIVE REGISTRATION STATEMENTS RELATED THERETO, (ii) AN OPINION OF COUNSEL OR OTHER EVIDENCE, REASONABLY SATISFACTORY TO THE COMPANY, THAT SUCH REGISTRATIONS ARE NOT REQUIRED, (iii) RECEIPT OF NO-ACTION LETTERS FROM THE APPROPRIATE GOVERNMENTAL AUTHORITIES, OR (iv) OTHERWISE COMPLYING WITH THE PROVISIONS OF SECTION 7 OF THE WARRANT UNDER WHICH THESE SECURITIES WERE ISSUED, DIRECTLY OR INDIRECTLY.”

Said legend shall be removed by the Company, upon the request of a holder, at such time as the restrictions on the transfer of the applicable security shall have terminated. In addition, in connection with the issuance of this Warrant, the holder specifically represents to the Company by acceptance of this Warrant as follows:

(1)         The holder is aware of the Company’s business affairs and financial condition, and has acquired information about the Company sufficient to reach an informed and knowledgeable decision to acquire this Warrant. The holder is acquiring this Warrant for its own account for investment purposes only and not with a view to, or for the resale in connection with, any “distribution” thereof in violation of the Act.

(2)         The holder understands that this Warrant has not been registered under the Act in reliance upon a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of the holder’s investment intent as expressed herein.

(3)         The holder further understands that this Warrant must be held indefinitely unless subsequently registered under the Act and qualified under any applicable state securities laws, or unless exemptions from registration and qualification are otherwise available. The holder is aware of the provisions of Rule 144, promulgated under the Act.

(4)         The holder is an “accredited investor” as such term is defined in Rule 501 of Regulation D promulgated under the Act.

(b)          Disposition of Warrant or Shares. With respect to any offer, sale or other disposition of this Warrant or any Shares acquired pursuant to the exercise of this Warrant prior to registration of such Warrant or Shares, the holder hereof agrees to give written notice to the Company prior thereto, describing briefly the manner thereof, together with a written opinion of such holder’s counsel, or other evidence, if reasonably satisfactory to the Company, to the effect that such offer, sale or other disposition may be effected without registration or qualification (under the Act as then in effect or any federal or state securities law then in effect) of this Warrant or the Shares and indicating whether or not under the Act certificates for this Warrant or the Shares to be sold or otherwise disposed of require any restrictive legend as to applicable restrictions on transferability in order to ensure compliance with such law. Upon receiving such written notice and reasonably satisfactory opinion or other evidence, the Company, as promptly as practicable but no later than fifteen (15) days after receipt of the written notice, shall notify such holder that such holder may sell or otherwise dispose of this Warrant or such Shares, all in accordance with the terms of the notice delivered to the Company. If a determination has been made pursuant to this Section 7(b) that the opinion of counsel for the holder or other evidence is not reasonably satisfactory to the Company, the Company shall so notify the holder promptly with details thereof after such determination has been made. Notwithstanding the foregoing, this Warrant or such Shares may, as to such federal laws, be offered, sold or otherwise disposed of in accordance with Rule 144 or 144A under the Act, provided that the Company shall have been furnished with such information as the Company may reasonably request to provide a reasonable assurance that the provisions of Rule 144 or 144A have been satisfied. Each certificate representing this Warrant or the Shares thus transferred (except a transfer pursuant to Rule 144 or 144A) shall bear a legend as to the applicable restrictions on transferability in order to ensure compliance with such laws, unless in the aforesaid opinion of counsel for the holder, such legend is not required in order to ensure compliance with such laws. The Company may issue stop transfer instructions to its transfer agent in connection with such restrictions.

(c)          Applicability of Restrictions. Neither any restrictions of any legend described in this Warrant nor the requirements of Section 7(b) above shall apply to any transfer of, or grant of a security interest in, this Warrant (or the Common Stock obtainable upon exercise thereof) or any part hereof (i) to a partner of the holder if the holder is a partnership or to a member of the holder if the holder is a limited liability company, (ii) to a partnership of which the holder is a partner or to a limited liability company of which the holder is a member, (iii) to any affiliate of the holder if the holder is a corporation, (iv) notwithstanding the foregoing, to any corporation, company, limited liability company, limited partnership, partnership, or other person managed or sponsored by Horizon Technology Finance Corporation ("HRZN") or in which HRZN has an interest, (v) or to a lender to the holder or any of the foregoing; provided, however, in any such transfer, if applicable, the transferee shall on the Company’s request agree in writing to be bound by the terms of this Warrant as if an original holder hereof.

8.           Rights as Shareholders; Information. No holder of this Warrant, as such, shall be entitled to vote or receive dividends or be deemed the holder of Common Stock which may at any time be issuable upon the exercise hereof for any purpose, nor shall anything contained herein be construed to confer upon the holder of this Warrant, as such, any of the rights of a shareholder of the Company or any right to vote for the election of directors or upon any matter submitted to shareholders at any meeting thereof, or to receive notice of meetings, or to receive dividends or subscription rights or otherwise until this Warrant shall have been exercised and the Shares purchasable upon the exercise hereof shall have become deliverable, as provided herein. Notwithstanding the foregoing, the Company will transmit to the holder of this Warrant such information, documents and reports as are generally distributed to the holders of any class or series of the securities of the Company concurrently with the distribution thereof to the shareholders; provided, that any such item which is available on the SEC’s EDGAR system (or successor thereto) or on the Company’s website need not be furnished in physical form.

9.           Registration Rights. The Shares issuable hereunder initially shall be exempt from registration under the Securities Act. Following the Date of Grant, and in any case within ninety (90) days thereof, Company shall promptly prepare, file and use its reasonable efforts to cause to become effective as soon as practicable thereafter, a registration statement on Form S-1 or such other form as may be appropriate to be filed with the SEC by Company under the Act (together with any amendments or supplements thereto, whether prior to or after the effective date thereof, the “Registration Statement”) covering the public resale in the United States of the Shares to be issued pursuant to this Warrant, and Company shall use its reasonable efforts to keep the Registration Statement continuously effective during the Term. Any such registration shall be subject to the customary terms and conditions used in connection with resale prospectuses. Company’s obligations under this Section are contingent upon Holder providing promptly all information concerning such Holder and its proposed plan of distribution as Company may reasonably request in connection with any of the foregoing. Company may by written notice to the Holder immediately suspend the use of any resale prospectus for a period not to exceed sixty consecutive days in any one instance and for a period not to exceed one hundred twenty calendar days in any twelve-month period (each, a “Suspension Period”) at any time that (i) Company becomes engaged in a business activity or negotiation or any other event has occurred or is anticipated which is not disclosed in that prospectus which Company reasonably believes should be disclosed therein under applicable law and which Company desires to keep confidential for business purposes or (ii) Company determines that a particular disclosure so determined to be required to be disclosed therein be premature or would adversely affect Company or its business or prospects. Company will use its commercially reasonable efforts to ensure that the use of the Registration Statement may be resumed as soon as practicable. Company shall bear all costs and expenses associated with the registration of the Shares as specified in this Section and the preparation and filing of the Registration Statement, including, without limitation, all printing expenses, legal fees and disbursement of Company’s outside counsel, commissions, NASDAQ and blue sky registration filing fees and transfer agents’ and registrars’ fees, but not including underwriting commissions or similar charges and legal fees and disbursements of counsel to Holder. The Company shall keep the Registration Statement effective until the earlier of (a) all Shares have been disposed of in accordance with such effective Registration Statement, (b) all Shares have been previously sold in accordance with Rule 144, or (c) all Shares are eligible for resale without volume or manner-of-sale restrictions and without current public information pursuant to Rule 144 (assuming that this Warrant is exercised via the “net issuance” right provided for in Section 10.2 hereof), as reasonably determined by the Company, upon the advice of counsel to the Company.

10.         Additional Rights.

10.1       Acquisition Transactions. The Company shall provide the holder of this Warrant with at least twenty (20) days’ written notice prior to closing thereof of the terms and conditions of any of the following transactions (to the extent the Company has notice thereof): (i) the sale, lease, exchange, conveyance or other disposition of all or substantially all of the Company’s property or business, or (ii) its merger into or consolidation with any other corporation (other than a wholly-owned subsidiary of the Company), or any transaction (including a merger or other reorganization) or series of related transactions, in which more than 50% of the voting power of the Company is disposed of.

10.2       Right to Convert Warrant into Stock: Net Issuance.

(a)         Right to Convert. In addition to and without limiting the rights of the holder under the terms of this Warrant, the holder shall have the right to convert this Warrant or any portion thereof (the “Conversion Right”) into shares of Common Stock as provided in this Section 10.2 at any time or from time to time during the term of this Warrant. Upon exercise of the Conversion Right with respect to a particular number of shares subject to this Warrant (the “Converted Warrant Shares”), the Company shall deliver to the holder (without payment by the holder of any exercise price or any cash or other consideration) that number of shares of fully paid and nonassessable Common Stock as is determined according to the following formula:

X =	B - A
Y

Where:	X =	the number of shares of Common Stock that shall be issued to holder

	Y =	the fair market value of one share of Common Stock

	A =	the aggregate Warrant Price of the specified number of Converted Warrant Shares immediately prior to the exercise of the Conversion Right (i.e., the number of Converted Warrant Shares multiplied by the Warrant Price)

B =	the aggregate fair market value of the specified number of Converted Warrant Shares (i.e., the number of Converted Warrant Shares multiplied by the fair market value of one Converted Warrant Share)

No fractional shares shall be issuable upon exercise of the Conversion Right, and, if the number of shares to be issued determined in accordance with the foregoing formula is other than a whole number, the Company shall pay to the holder an amount in cash equal to the fair market value of the resulting fractional share on the Conversion Date (as hereinafter defined). For purposes of Section 10 of this Warrant, shares issued pursuant to the Conversion Right shall be treated as if they were issued upon the exercise of this Warrant.

(b)          Method of Exercise. The Conversion Right may be exercised by the holder by the surrender of this Warrant at the principal office of the Company together with a written statement (which may be in the form of Exhibit A-1 or Exhibit A-2 hereto) specifying that the holder thereby intends to exercise the Conversion Right and indicating the number of shares subject to this Warrant which are being surrendered (referred to in Section 10.2(a) hereof as the Converted Warrant Shares) in exercise of the Conversion Right. Such conversion shall be effective upon receipt by the Company of this Warrant together with the aforesaid written statement, or on such later date as is specified therein (the “Conversion Date”), and, at the election of the holder hereof, may be made contingent upon the closing of the sale of the Company’s Common Stock to the public in a public offering pursuant to a Registration Statement under the Act (a “Public Offering”). Certificates for the shares issuable upon exercise of the Conversion Right and, if applicable, a new warrant evidencing the balance of the shares remaining subject to this Warrant, shall be issued as of the Conversion Date and shall be delivered to the holder within thirty (30) days following the Conversion Date.

(c)          Determination of Fair Market Value. For purposes of this Section 10.2, “fair market value” of a share of Common Stock as of a particular date (the “Determination Date”) shall mean:

(i)         If the Conversion Right is exercised in connection with and contingent upon a Public Offering, and if the Company’s Registration Statement relating to such Public Offering (“Registration Statement”) has been declared effective by the Securities and Exchange Commission, then the initial “Price to Public” specified in the final prospectus with respect to such offering.

(ii)       If the Conversion Right is not exercised in connection with and contingent upon a Public Offering, then as follows:

(A)         If traded on a securities exchange, the fair market value of the Common Stock shall be deemed to be the average of the closing prices of the Common Stock on such exchange over the five trading days immediately prior to the Determination Date;

(B)         If traded on the NASDAQ Stock Market or other over-the-counter system, the fair market value of the Common Stock shall be deemed to be the average of the closing prices of the Common Stock over the five trading days immediately prior to the Determination Date; and

(C)         If there is no public market for the Common Stock, then fair market value shall be determined by mutual agreement of the holder of this Warrant and the Company.

If closing prices or closing bid prices are no longer reported by a securities exchange or other trading system, the closing price or closing bid price shall be that which is reported by such securities exchange or other trading system at 4:00 p.m. New York City time on the applicable trading day.

10.3       Exercise Prior to Expiration. To the extent this Warrant is not previously exercised as to all of the Shares subject hereto, and if the fair market value of one share of the Common Stock is greater than the Warrant Price then in effect, this Warrant shall be deemed automatically exercised pursuant to Section 10.2 above (even if not surrendered) immediately before its expiration. For purposes of such automatic exercise, the fair market value of one share of the Common Stock upon such expiration shall be determined pursuant to Section 10.2(c). To the extent this Warrant or any portion thereof is deemed automatically exercised pursuant to this Section 10.3, the Company agrees to promptly notify the holder hereof of the number of Shares, if any, the holder hereof is to receive by reason of such automatic exercise.

11.         Representations and Warranties. The Company represents and warrants to the holder of this Warrant as follows:

(a)         This Warrant has been duly authorized and executed by the Company and is a valid and binding obligation of the Company enforceable in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and the rules of law or principles at equity governing specific performance, injunctive relief and other equitable remedies.

(b)         The Shares have been duly authorized and reserved for issuance by the Company and, when issued in accordance with the terms hereof, will be validly issued, fully paid and nonassessable and free from preemptive rights.

(c)         A true and correct copy of the Company’s Restated Certificate of Incorporation, as amended through the Date of Grant has been provided to Holder (the “Charter”). The rights, preferences, privileges and restrictions granted to or imposed upon the classes and series of the Company’s capital stock and the holders thereof are as set forth in the Charter.

(d)         The execution and delivery of this Warrant are not, and the issuance of the Shares upon exercise of this Warrant in accordance with the terms hereof will not be, inconsistent with the Company’s Charter or by-laws, do not and will not contravene any law, governmental rule or regulation, judgment or order applicable to the Company, and do not and will not conflict with or contravene any provision of, or constitute a default under, any indenture, mortgage, contract or other instrument of which the Company is a party or by which it is bound or require the consent or approval of, the giving of notice to, the registration or filing with or the taking of any action in respect of or by, any Federal, state or local government authority or agency or other person, except for the filing of notices pursuant to federal and state securities laws, which filings will be effected by the time required thereby.

(e)         There are no actions, suits, audits, investigations or proceedings pending or, to the knowledge of the Company, threatened against the Company in any court or before any governmental commission, board or authority which, if adversely determined, could have a material adverse effect on the ability of the Company to perform its obligations under this Warrant.

(f)         The number of shares of Common Stock of the Company outstanding on the date hereof, on a fully diluted basis (assuming the conversion of all outstanding convertible securities and the exercise of all outstanding options and warrants) and including the issuance of shares of Common Stock and warrants in the concurrent equity offering, does not exceed 395,946,051 shares.

12.         Modification and Waiver. This Warrant and any provision hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of the same is sought.

13.         Notices. Any notice, request, communication or other document required or permitted to be given or delivered to the holder hereof or the Company shall be delivered, or shall be sent by certified or registered mail, postage prepaid, to each such holder at its address as shown on the books of the Company or to the Company at the address indicated therefor on the signature page of this Warrant.

14.         Binding Effect on Successors. This Warrant shall be binding upon any corporation succeeding the Company by merger, consolidation or acquisition of all or substantially all of the Company’s assets, and all of the obligations of the Company relating to the Shares issuable upon the exercise or conversion of this Warrant shall survive the exercise, conversion and termination of this Warrant and all of the covenants and agreements of the Company shall inure to the benefit of the successors and assigns of the holder hereof.

15.         Lost Warrants or Stock Certificates. The Company covenants to the holder hereof that, upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant or any stock certificate and, in the case of any such loss, theft or destruction, upon receipt of an indemnity reasonably satisfactory to the Company (including in the case of a lost stock certificate, posting of a bond as required by the Company’s transfer agent), or in the case of any such mutilation upon surrender and cancellation of such Warrant or stock certificate, the Company will make and deliver a new Warrant or stock certificate, of like tenor, in lieu of the lost, stolen, destroyed or mutilated Warrant or stock certificate.

16.         Descriptive Headings. The descriptive headings of the various Sections of this Warrant are inserted for convenience only and do not constitute a part of this Warrant. The language in this Warrant shall be construed as to its fair meaning without regard to which party drafted this Warrant.

17.         Governing Law. This Warrant shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the State of Delaware.

18.         Survival of Representations, Warranties and Agreements. All representations and warranties of the Company and the holder hereof contained herein shall survive the Date of Grant, the exercise or conversion of this Warrant (or any part hereof) or the termination or expiration of rights hereunder. All agreements of the Company and the holder hereof contained herein shall survive indefinitely until, by their respective terms, they are no longer operative.

19.         Remedies. In case any one or more of the covenants and agreements contained in this Warrant shall have been breached, the holders hereof (in the case of a breach by the Company), or the Company (in the case of a breach by a holder), may proceed to protect and enforce their or its rights either by suit in equity and/or by action at law, including, but not limited to, an action for damages as a result of any such breach and/or an action for specific performance of any such covenant or agreement contained in this Warrant.

20.         No Impairment of Rights. The Company will not, by amendment of its Charter or through any other means, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the holder of this Warrant against impairment.

21.         Severability. The invalidity or unenforceability of any provision of this Warrant in any jurisdiction shall not affect the validity or enforceability of such provision in any other jurisdiction, or affect any other provision of this Warrant, which shall remain in full force and effect.

22.         Recovery of Litigation Costs. If any legal action or other proceeding is brought for the enforcement of this Warrant, or because of an alleged dispute, breach, default, or misrepresentation in connection with any of the provisions of this Warrant, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys’ fees and other costs incurred in that action or proceeding, in addition to any other relief to which it or they may be entitled.

23.         Entire Agreement; Modification. This Warrant constitutes the entire agreement between the parties pertaining to the subject matter contained in it and supersedes all prior and contemporaneous agreements, representations, and undertakings of the parties, whether oral or written, with respect to such subject matter.

[Remainder of page intentionally blank. Signature page follows.]

The Company has caused this Warrant to be duly executed and delivered as of the Date of Grant specified above.

INTERLEUKIN GENETICS, INC.

By:
Name:
Title:

Address:	135 Beaver Street
Lexington, MA 02452

Signature Page to Warrant

EXHIBIT A-1

NOTICE OF EXERCISE

To:	INTERLEUKIN GENETICS, INC. (the “Company”)

1.	The undersigned hereby:

☐	elects to purchase________ shares of Common Stock of the Company pursuant to the terms of the attached Warrant, and tenders herewith payment of the purchase price of such shares in full, or

☐	elects to exercise its net issuance rights pursuant to Section 10.2 of the attached Warrant with respect to________shares of Common Stock.

2.            Please issue a certificate or certificates representing ________ shares in the name of the undersigned or in such other name or names as are specified below:

(Name)

(Address)

3.            The undersigned represents that the aforesaid shares are being acquired for the account of the undersigned for investment and not with a view to, or for resale in connection with, the distribution thereof and that the undersigned has no present intention of distributing or reselling such shares, all except as in compliance with applicable securities laws.

(Signature)

(Date)

EXHIBIT A-2

NOTICE OF EXERCISE

To:         INTERLEUKIN GENETICS, INC. (the “Company”)

1.            Contingent upon and effective immediately prior to the closing (the “Closing”) of the Company’s public offering contemplated by the Registration Statement on Form S___, filed________, 20__, the undersigned hereby:

☐           elects to purchase________shares of Common Stock of the Company (or such lesser number of shares as may be sold on behalf of the undersigned at the Closing) pursuant to the terms of the attached Warrant, or

☐           elects to exercise its net issuance rights pursuant to Section 10.2 of the attached Warrant with respect to________shares of Common Stock.

2.            Please deliver to the custodian for the selling shareholders a stock certificate representing such________shares.

3.            The undersigned has instructed the custodian for the selling shareholders to deliver to the Company $________or, if less, the net proceeds due the undersigned from the sale of shares in the aforesaid public offering. If such net proceeds are less than the purchase price for such shares, the undersigned agrees to deliver the difference to the Company prior to the Closing.

(Signature)

(Date)

Exhibit 10.1

FIRST amendment of VENTURE LOAN AND SECURITY AGREEMENT

This FIRST AMENDMENT OF VENTURE LOAN AND SECURITY AGREEMENT (this “Agreement”), dated as of August 25, 2016, is entered into by and among INTERLEUKIN GENETICS, INC. (“Borrower”) and HORIZON CREDIT II LLC, as assignee of Horizon Technology Finance Corporation (“Lender”).

RECITALS

A.           Borrower and Lender are parties to a certain Venture Loan and Security Agreement dated as of December 23, 2014 (the “Loan Agreement”) pursuant to which Lender, among other things, (i) has provided a loan to Borrower (“Loan A”) as evidenced by a certain Secured Promissory Note (Loan A) executed by Borrower in favor of Lender, dated December 23, 2014, in the original principal amount of Five Million Dollars ($5,000,000.00) (“Loan A Note”) and (ii) been granted a security interest in all assets of Borrower, except with respect to Intellectual Property (as defined in the Loan Agreement).

B.           Borrower has now requested that Lender agree to amend the Loan Agreement to revise the repayment schedule of Loan A.

C.           Lender is willing to grant such request, but only to the extent, and in accordance with the terms, and subject to the conditions, set forth herein.

agreement

NOW, THEREFORE, in consideration of the above recitals and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Borrower and Lender hereby agree as follows:

1.           Definitions; Interpretation. Unless otherwise defined herein, all capitalized terms used herein and defined in the Loan Agreement shall have the respective meanings given to those terms in the Loan Agreement. Other rules of construction set forth in the Loan Agreement, to the extent not inconsistent with this Agreement, apply to this Agreement and are hereby incorporated by reference.

2.           Confirmation. Borrower hereby acknowledges and agrees that: (i) the Loan Agreement sets forth the legal, valid, binding and continuing obligations of Borrower to Lender, (ii) the Obligations to Lender under the Loan Agreement are secured by validly perfected security interests in all assets of Borrower, except with respect to Borrower’s Intellectual Property, and (iii) Borrower has no cause of action, claim, defense or set-off against the Lender in any way regarding or relating to the Loan Agreement or Lender’s actions thereunder and to the extent any such cause of action, claim, defense or set-off ever existed, it is waived and Lender is released from any claims of Borrower. Borrower represents and warrants that no Default or Event of Default has occurred under the Loan Agreement.

3.           Amendments to Loan Agreement.

(a)	Borrower and Lender hereby agree that the definition of “Loan Rate” appearing in Section 1.1 of the Loan Agreement is hereby deleted in its entirety and is replaced with the following:

““Loan Rate” means, with respect to the Loan, (a) commencing on the Funding Date of Loan A, and continuing through August 1, 2016, 9.00% per annum and (b) commencing on August 1, 2016, and continuing until the repayment in full of the Obligations, the per annum rate of interest equal to 11.00% plus the amount by which the one month LIBOR Rate (rounded to the nearest one hundredth percent), as reported in the Wall Street Journal exceeds 0.50%. Notwithstanding the foregoing, after August 1, 2016, in no event shall the Loan Rate be less than 11.00%.”

(b)	Borrower and Lender hereby agree that Section 2.2(a) of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

“Scheduled Payments. Borrower shall make payments on the outstanding principal amount of the Loan in the amounts and on the dates set forth in the Note applicable to such Loan (collectively, the “Scheduled Payments”). Borrower shall make such Scheduled Payments commencing on the date set forth in each such Note and continuing thereafter on the first Business Day of each calendar month (each a “Payment Date”) through the Maturity Date. In any event, all unpaid principal and accrued interest shall be due and payable in full on the Maturity Date.”

(c)	Borrower and Lender hereby agree that Section 2.2(g) of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

“Final Payment. Borrower shall pay to Horizon a payment in the amount of Three Hundred Twenty-Five Thousand Dollars ($325,000) (the “Loan A Final Payment”) upon the earlier of (A) payment in full of the principal balance of Loan A, (B) an Event of Default and demand by Lender of payment in full of Loan A or (C) the Maturity Date, as applicable.”

(d)	Borrower and Lender hereby agree that Section 4.1 of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

“Grant of Security Interests. Borrower grants to Lender a valid, continuing security interest in all presently existing and hereafter acquired or arising Collateral in order to secure prompt, full and complete payment of any and all Obligations and in order to secure prompt, full and complete performance by Borrower of each of its covenants and duties under each of the Loan Documents (other than the Warrants). The “Collateral” shall mean and include all right, title, interest, claims and demands of Borrower in the following:

(a)           All goods (and embedded computer programs and supporting information included within the definition of “goods” under the Code) and equipment now owned or hereafter acquired, including all laboratory equipment, computer equipment, office equipment, machinery, fixtures, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing, and all attachments, accessories, accessions, replacements, substitutions, additions, and improvements to any of the foregoing, wherever located;

(b)           All inventory now owned or hereafter acquired, including all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products including such inventory as is temporarily out of Borrower’s custody or possession or in transit and including any returns upon any accounts or other proceeds, including insurance proceeds, resulting from the sale or disposition of any of the foregoing and any documents of title representing any of the above, and Borrower’s books relating to any of the foregoing;

(c)           All contract rights and general intangibles (including Intellectual Property), now owned or hereafter acquired, including goodwill, license agreements, franchise agreements, blueprints, drawings, purchase orders, customer lists, route lists, infringements, claims, software, computer programs, computer disks, computer tapes, literature, reports, catalogs, design rights, income tax refunds, payment intangibles, commercial tort claims, payments of insurance and rights to payment of any kind;

(d)           All now existing and hereafter arising accounts, contract rights, royalties, license rights, license fees and all other forms of obligations owing to Borrower arising out of the sale or lease of goods, the licensing of technology or the rendering of services by Borrower (subject, in each case, to the contractual rights of third parties to require funds received by Borrower to be expended in a particular manner), whether or not earned by performance, and any and all credit insurance, guaranties, and other security therefor, as well as all merchandise returned to or reclaimed by Borrower and Borrower’s books relating to any of the foregoing;

(e)           All documents, cash, deposit accounts, letters of credit and letters of credit rights (whether or not the letter of credit is evidenced by a writing) and other supporting obligations, certificates of deposit, instruments, promissory notes, chattel paper (whether tangible or electronic) and investment property, including all securities, whether certificated or uncertificated, security entitlements, securities accounts, commodity contracts and commodity accounts, and all financial assets held in any securities account or otherwise, wherever located, now owned or hereafter acquired and Borrower’s books relating to the foregoing; and

(f)           To the extent not covered by clauses (a) through (e), all other personal property of the Borrower, whether tangible or intangible, and any and all rights and interests in any of the above and the foregoing and, any and all claims, rights and interests in any of the above and all substitutions for, additions and accessions to and proceeds thereof, including insurance, condemnation, requisition or similar payments and proceeds of the sale or licensing of Intellectual Property.

Notwithstanding the foregoing, the Collateral shall not include any equipment that now or hereafter is subject to a Lien permitted by clause (f) of the definition of “Permitted Liens”.”

(e)	Borrower and Lender hereby agree that the following shall be added as new Section 4.8 of the Loan Agreement:

“Intellectual Property.

(a)           At Lender’s request, Borrower shall register or cause to be registered with the United States Copyright Office (i) any software (material to the business of Borrower) developed or acquired by Borrower in connection with any product developed or acquired for sale or licensing, (ii) any software (material to the business of Borrower) developed or acquired by Borrower hereafter from time to time in connection with any product developed or acquired for sale or licensing, and (iii) any major revisions or upgrades to any software that has previously been registered by or on behalf of Borrower with the United States Copyright Office.

(b)           Borrower shall promptly notify Lender on a quarterly basis of the federal registration or filing by Borrower of any patent or patent application, or trademark or trademark application, or copyright or copyright application and shall promptly execute and deliver to Lender any grants of security interests in same, in form acceptable to Lender, to file with the United States Patent and Trademark Office or the United States Copyright Office, as applicable.”

4.           Amended and Restated Note. The Loan A Note is hereby amended and restated in its entirety as set forth in Exhibit A annexed hereto and made a part hereof (the “Amended and Restated Note”).

5.           Conditions to Effectiveness. Lender consents and agreement herein is expressly conditioned on each of the following:

(a)	Borrower executing and delivering to Lender an executed copy of this Agreement;

(b)	Borrower executing and delivering to Lender an executed copy of the Amended and Restated Note;

(c)	Borrower executing and delivering to Lender a warrant to purchase Borrower’s Equity Securities in the form attached hereto as Exhibit A;

(d)	Borrower’s payment to Lender of an amendment fee in the amount of Twenty-Five Thousand Dollars ($25,000); and,

(e)	Borrower’s payment of Lender’s in-house legal expenses in the amount of Five Thousand Dollars ($5,000) incurred in connection with the drafting, negotiation and execution of this Agreement.

6.           Effect of Agreement. On and after the date hereof, each reference to the Loan Agreement in the Loan Agreement or in any other document shall mean the Loan Agreement as amended by this Agreement. Except as expressly provided hereunder, the execution, delivery and effectiveness of this Agreement shall not operate as a waiver of any right, power, or remedy of Lender, nor constitute a waiver of any provision of the Loan Agreement. Except to the limited extent expressly provided herein, nothing contained herein shall, or shall be construed to (nor shall Borrower ever argue to the contrary) (i) modify the Loan Agreement or any other Loan Document (ii) modify, waive, impair, or affect any of the covenants, agreements, terms, and conditions thereof, or (iii) waive the due keeping, observance and/or performance thereof, each of which is hereby ratified and confirmed by Borrower. Except as amended above, the Loan Agreement remains in full force and effect.

7.           Representations and Warranties. Borrower represents and warrants to Lender as follows:

(a)	All representations and warranties of Borrower in this Agreement and the Loan Agreement are true and correct in all material respects as of the date hereof, and shall survive the execution of this Agreement (except to the extent such representations and warranties are made as of an earlier date in which case such representations and warranties are true and correct in all material respects as of such earlier date).

(b)	No event has occurred and is continuing that constitutes a Default or an Event of Default.

(c)	Borrower has all necessary power and authority to execute, deliver, and perform in accordance with the terms thereof, this Agreement.

8.           Default. Borrower’s failure to perform any covenant or other agreement contained in this Agreement or any other document entered into pursuant hereto shall constitute an Event of Default under the Loan Agreement.

9.           Headings. Headings in this Agreement are for convenience of reference only and are not part of the substance hereof.

10.         Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Connecticut without reference to conflicts of law rules.

11.         Counterparts. This Agreement may be executed in any number of counterparts, including by electronic or facsimile transmission, each of which when so delivered shall be deemed an original, but all such counterparts taken together shall constitute but one and the same instrument.

12.         Integration. This Agreement and the Loan Documents constitute and contain the entire agreement of Borrower and Lender with respect to their respective subject matters, and supersede any and all prior agreements, correspondence and communications.

IN WITNESS WHEREOF, Borrower and Lender have caused this FIRST AMENDMENT OF VENTURE LOAN AND SECURITY AGREEMENT to be executed as of the day and year first above written.

BORROWER:

INTERLEUKIN GENETICS, INC.

By:	/s/ Mark B. Carbeau
Name:	Mark B. Carbeau
Title:	Chief Executive Officer

LENDER:
HORIZON CREDIT II LLC

By:	/s/ Robert D. Pomeroy, Jr.
Robert D. Pomeroy, Jr.
Chief Executive Officer

[Signature page to First Amendment of Venture Loan and Security Agreement]